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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE                         CONTACT:   W. Michael Smith
                                                         Chief Operating Officer
                                                         (972) 301-2450
                                                         www.minorplanetusa.com

                                  PRESS RELEASE
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Minorplanet Systems USA Announces Director Resignations and Annual Meeting Date

RICHARDSON, Texas, June 30, 2003 - Minorplanet Systems USA, Inc. (NASDAQ: MNPL), a leading provider of telematics-based management solutions for commercial fleets, today announced that Michael D. Abrahams, chairman of the board, and Robert Kelly, a director, have delivered their resignations effective June 24, 2003. In their resignations, the directors did not present any disagreements with the company on any matters relating to its operations, policies or practices.

Abrahams and Kelly were designated to serve on the board of directors by Minorplanet Systems, PLC, a United Kingdom public limited company that is the majority stockholder of the company. As per the Stock Purchase and Exchange Agreement dated Feb. 14, 2001, Minorplanet Systems, PLC has the right to designate at least two of the company's directors, provided that it maintains at least five percent ownership of Minorplanet Systems USA's outstanding common stock. Minorplanet Systems, PLC has elected not to exercise its rights to designate any replacements for these directors at this time, but it retains the right to do so in the future.

Minorplanet Systems USA also announced that it has selected Aug. 8, 2003, as the date for its 2003 annual meeting of stockholders.

About Minorplanet Systems USA, Inc.

Minorplanet Systems USA, Inc. (minorplanetusa.com) markets, sells and supports Vehicle Management Information(TM) (VMI(TM)), a state-of-the-art fleet management solution that contributes to higher customer revenues and improved operator efficiency. VMI combines global positioning system (GPS) and wireless vehicle telematics technologies to monitor vehicles, minute by minute, in real time. The company also markets, sells and supports a customized GPS-based fleet management solution for large fleets like SBC Communications, which has more than 37,000 installed vehicles. Headquartered in Richardson, Texas, Minorplanet currently has a market presence in the Dallas/Fort Worth, Houston, Atlanta, Los Angeles and Austin, Texas, markets, with plans for other metro markets in the future.

"Minorplanet" is a federally registered trademark and service mark of Minorplanet Limited. "Vehicle Management Information," "VMI" and "Minorplanet Systems USA" are trademarks and service marks of Minorplanet Limited.